Exhibit 10.78

TERMS AND CONDITIONS OF

THE [X] ISSUANCE OF STOCK ACQUISITION RIGHTS

1.	Number of Stock Acquisition Rights

[X]

The total number of shares that may be delivered upon exercise of Stock Acquisition Rights shall be [X] ordinary shares of PayPay Corporation (the “Company”), and if the number of shares allotted per Stock Acquisition Right is adjusted in accordance with 3-(1) below, the adjusted number of allotted shares shall be multiplied by the number of Stock Acquisition Rights.

2.	Payment of cash in exchange for Stock Acquisition Rights

No payment of consideration shall be required upon the issuance of these stock acquisition rights.

3.	Details of Stock Acquisition Rights

(1)	Class and number of shares to be issued or transferred upon exercise of Stock Acquisition Rights

The class of shares to be issued or transferred upon exercise of Stock Acquisition Rights shall be ordinary shares of the Company. The number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (the “Number of Shares to be Allotted”) shall be one share.

However, in the event the Company conducts a stock split or a consolidation of shares with respect to its ordinary shares after the allotment date of Stock Acquisition Rights, the Number of Shares to be Allotted shall be adjusted using the following formula, and the total number of shares to be issued or transferred upon exercise of all Stock Acquisition Rights shall be adjusted accordingly. Such adjustment shall be made only to the Number of Shares to be Allotted for Stock Acquisition Rights that have not yet been exercised at the time of the adjustment. Any amount less than one share arising from the adjustment shall be rounded down.

Number of Shares to be Alloted after adjustment	=	Number of Shares to be Alloted before adjustment	x	Ratio of stock split or stock consolidation

Other than the above, in the event the Company conducts a merger, company split, share exchange, or share delivery after the allotment date of the Stock Acquisition Rights, or in the event the Number of Shares to be Allotted needs to be adjusted pursuant to such events, the Company may adjust the Number of Shares to be Allotted in a suitable manner within reasonable scope.

(2)	Amount or calculation method of assets to be contributed upon exercise of Stock Acquisition Rights

The amount of the assets to be contributed upon exercise of each Stock Acquisition Right shall be obtained by multiplying the price per share to be delivered upon exercise of each Stock Acquisition Right (the “Exercise Price”) by the Number of Shares to be Allotted.

The Exercise Price shall be [X] yen.

If the Company conducts a stock split or a reverse stock split after the allotment date of Stock Acquisition Rights, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) yen resulting from the adjustment shall be rounded up to the nearest one (1) yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1 Ratio of split or consolidation

In addition, if, after the allotment date of Stock Acquisition Rights, the Company issues new shares or disposes of treasury stock at a price lower than The Exercise Price before adjustment with respect to the ordinary share of the Company (excluding cases where new shares are issued or treasury stock is disposed of upon the exercise of Stock Acquisition Rights, the exercise of acquisition rights for shares of a class other than ordinary shares or the triggering of acquisition provisions for such shares, or where new shares are issued or treasury stock is delivered due to a merger, company split, share exchange, share transfer, or share delivery), The Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one yen resulting from the adjustment shall be rounded up to the nearest one (1) yen.

				Number of shares newly issued	+	Number of shares already issued	x	Paid-in amount per share
Exercise Price after adjustment	=	Exercise Price before adjustment	x			Exercise Price before adjustment
Number of shares already issued + Number of shares newly issued

In the above formula, the “number of shares already issued” shall be the number obtained by deducting the number of shares of treasury stock of the Company’s ordinary shares from the total number of shares issued of the Company’s ordinary shares, and in the case of the disposal of treasury stock of the Company’s ordinary shares, the “number of shares already issued” shall be read as “number of treasury stock to be disposed of.”

Furthermore, other than the above, after the allotment date of Stock Acquisition Rights, in the event that the Company conducts a merger, company split, share exchange, share transfer or share delivery, or if Stock Acquisition Rights or shares of a class other than ordinary shares are issued that result in the issuance of ordinary shares of the Company at a price lower than the Exercise Price before adjustment, or if it is necessary to adjust the Exercise Price in accordance with other such cases, the Company may appropriately adjust the Exercise Price to a reasonable extent.

(3)	Period during which Stock Acquisition Rights are exercisable

The period during which Stock Acquisition Rights are exercisable (the “Exercise Period”) is from the date that is two years after the date of the grant resolution to [DATE] (or the preceding bank business day if the last day is not a bank business day).

(4)	Matters concerning the share capital and legal capital surplus to be increased

i)

The amount of share capital to be increased due to the issuance of shares upon exercise of Stock Acquisition Rights shall be one half (1/2) of the maximum amount of increase in the share capital, etc. to be calculated according to Article 17, Paragraph 1 of the Corporate Accounting Regulations, with any amount less than one (1) yen arising from such calculation to be rounded up.

ii)

The amount of legal capital surplus to be increased due to the issuance of shares upon exercise of Stock Acquisition Rights shall be the amount obtained by deducting the amount of share capital to be increased set forth in (i) above, from the maximum possible amount of increase in the share capital, etc. set forth in (i) above.

(5)	Restriction on the acquisition of Stock Acquisition Rights through transfer

Any acquisition of Stock Acquisition Rights through transfer shall require the approval by resolution of the Board of Directors of the Company.

(6)	Conditions for the exercise of Stock Acquisition Rights

i)

The stock acquisition rights may be exercised by the holders thereof only in the event that the shares of the Company are listed on a financial instruments exchange market in Japan or on a foreign securities exchange market.

However, during each of the periods set forth in items (a) through (e) below, the number of stock acquisition rights that may be exercised by a holder shall be limited to the number specified in each respective item. In cases where 20% of the number of stock acquisition rights allotted to the holder is not an integer, for the periods specified in items (a) through (d), the number of stock acquisition rights exercisable by the holder shall be limited to the sum of (i) the product of (x) the number obtained by truncating the decimal portion of 20% of the allotted stock acquisition rights and (y) the coefficient assigned to each period ((a) = 1, (b) = 2, (c) = 3, (d) = 4), and (ii) the lesser of (x) the remainder obtained by dividing the number of allotted stock acquisition rights by 5 and (y) the coefficient mentioned above.

(a)	From the commencement date of the exercise period until April 28, 2028: up to 20% of the total number of stock acquisition rights allotted.

(b)

For the one-year period commencing on the day following the end of the period set forth in (a): up to 40% of the total number of stock acquisition rights allotted, including those exercised during the period set forth in (a).

(c)

For the one-year period commencing on the day following the end of the period set forth in (b): up to 60% of the total number of stock acquisition rights allotted, including those exercised during the periods set forth in (a) and (b).

(d)

For the one-year period commencing on the day following the end of the period set forth in (c): up to 80% of the total number of stock acquisition rights allotted, including those exercised during the periods set forth in (a), (b), and (c).

(e)

From the day following the end of the period set forth in (d) until the end of the exercise period: up to 100% of the total number of stock acquisition rights allotted, including those exercised during the periods set forth in (a), (b), (c), and (d).

ii)

Holders of Stock Acquisition Rights must be directors, corporate officers, or employees of the Company or its subsidiaries at the time of exercising the rights. However, this shall not apply in cases where the Board of Directors recognizes that there is a justifiable reason for such retirement, such as retirement due to expiration of term of office or mandatory retirement age.

iii)

[Notwithstanding the provisions of the above items, the holder of Stock Acquisition Rights shall not be able to exercise any remaining Stock Acquisition Rights if any of the following events occur during the period from the allotment date of the Stock Acquisition Rights to the expiration date of the exercise period. In the case where the price specified in any of the following items is set in a currency other than Japanese yen, the amount will be converted to Japanese yen using the exchange rate published by Mizuho Bank at the close of business on the last banking business day preceding the occurrence of the event in question, as indicated by the Mizuho Bank’s customer telegraphic transfer buying rate (if the exchange rate is not published for any reason, the exchange rate reasonably determined by the Company on that day shall be used) (the amount shall be rounded down to the nearest yen).

(a)

If the issuance or disposal of common stock of the Company for consideration at a price lower than the exercise price of the Stock Acquisition Rights occurs (excluding cases where the payment amount for such stock is recognized as being different from the market value of the Company’s common stock at the time of such issuance or disposal (including cases where the stock is issued at a “particularly advantageous price” as defined in Article 199, Paragraph 3 and Article 200, Paragraph 2 of the Companies Act, and cases where the stock is issued by a shareholder allotment), and cases where common stock of the Company is issued or disposed of through the exercise of the Stock Acquisition Rights).

(b)

If new Stock Acquisition Rights are issued with an exercise price lower than the exercise price of the original Stock Acquisition Rights (excluding cases where the exercise price is set at a price different from the market value of the Company’s common stock at the time of issuance of such new Stock Acquisition Rights).

(c)

If, during a period when the common stock of the Company, which is the subject of the Stock Acquisition Rights, is listed on any exchange financial product market or foreign financial product market, the closing price of the Company’s common stock or a price similar to such closing price on that market falls below the exercise price of the Stock Acquisition Rights.]

iv)

Notwithstanding the provisions of item (ii) above, in the event that the holder of the stock acquisition rights fails to meet the exercise conditions set forth in item (ii) due to death, the heir(s) of such holder may exercise the stock acquisition rights that the holder would have been entitled to exercise had they remained alive, only until the earlier of the date falling one year from the date of the holder’s death or the expiration date of the exercise period.

v)

Notwithstanding the provisions of items (ii) and (iv) above, in the event that the holder of the stock acquisition rights fails to satisfy the exercise conditions set forth in item (ii) due to death, and if the Company, after considering various circumstances, grants written approval for the exercise of the stock acquisition rights by the heir(s) of such holder, the heir(s) may, even after the deadline specified in item (iv), exercise the stock acquisition rights that the holder would have been entitled to exercise had they remained alive.

vi)

Except as otherwise provided in items (iv) and (v) above, succession of the stock acquisition rights by inheritance shall not be permitted. Furthermore, re-succession of the stock acquisition rights upon the death of the heir of the original holder shall also not be permitted.

vii)

A Stock Acquisition Rights holder shall immediately forfeit the exercise of Stock Acquisition Rights specified below from any of the remaining rights, even during the Exercise Period, if any of the following events occurs.

(a)	In the event that the holder of Stock Acquisition Rights is sentenced to imprisonment or a severer penalty (all remaining Stock Acquisition Rights).

(b)

In the event that the holder of the Stock Acquisition Rights violates the employment regulations or other internal rules of the Company or its affiliates and is subject to disciplinary dismissal or termination at the initiative of the Company (all of the remaining Stock Acquisition Rights), or is otherwise subject to disciplinary action (the number of the remaining Stock Acquisition Rights as determined by the Board of Directors).

(c)

In the event that the Board of Directors deems it inappropriate to permit the exercise of the Stock Acquisition Rights in light of the purpose for which the Stock Acquisition Rights were granted (all of the remaining Stock Acquisition Rights).

(d)

In the event that the holder of the Stock Acquisition Rights submits a request, in the form prescribed by the Company, to waive all or part of the Stock Acquisition Rights (the number of the remaining Stock Acquisition Rights subject to such request).

viii)

The exercise of the Stock Acquisition Rights shall not be permitted if, as a result of such exercise, the total number of issued shares of the Company exceeds the total number of shares that can be issued at that time.

ix)	The exercise of less than one Stock Acquisition Right shall not be permitted.

4.	Allotment date of Stock Acquisition Rights

[DATE]

5.	Matters concerning the acquisition of Stock Acquisition Rights

(1)

The Company may acquire Stock Acquisition Rights without compensation at the arrival of the day separately prescribed by the Board of Directors of the Company, in the event that an agenda for approval of one of the following is approved at the General Meeting of Shareholders of the Company (or, if approval of the General Meeting of Shareholders is not required, is resolved at the Board of Directors Meeting of the Company):

- a merger agreement, under which the Company shall become an absorbed company

- a company split agreement or plan, under which the Company shall be split

- a share exchange agreement, or share delivery or share transfer plan, under which the Company shall become a wholly owned subsidiary

However, this shall not apply if the Trust Company, which has a contractual relationship with the Company, is the holder of the Stock Acquisition Rights.

(2)	In the following cases, the Company may acquire Stock Acquisition Rights without compensation at the arrival of the day specified by the Board of Directors of the Company:

- a resolution is passed at a General Meeting of Shareholders of the Company to acquire all of the ordinary shares of the Company after amending the Articles of Incorporation of the Company to make the ordinary shares of the Company classified stocks subject to whole acquisition clause

- a resolution is passed at a Company’s Board of Directors Meeting to approve a request by special controlling shareholders of the Company to sell Company shares, etc. to another shareholder of the Company

- a resolution is passed at a General Meeting of Shareholders of the Company to approve the consolidation of ordinary shares due to the delisting of the Company

(3)

If the holder of Stock Acquisition Rights becomes unable to exercise the Stock Acquisition Rights pursuant to the provisions set forth in 3. (6). ii) through vii) above before exercising the rights, the Company may acquire the Stock Acquisition Rights without compensation on a date determined by the Board of Directors of the Company. However, this shall not apply if the Trust Company, which has a contractual relationship with the Company, is the holder of the Stock Acquisition Rights.

6.	Treatment of Stock Acquisition Rights upon restructuring

In the event that the Company conducts a merger (limited to where the Company is absorbed as a result of the consolidation), an absorption-type company split, an incorporation-type company split, a share exchange, or a share transfer (collectively “Restructuring”), the stock acquisition rights of the companies or its parent company listed in (a) to (e) of Article 236, Paragraph 1, Item 8, of the Companies Act (the “Restructured Company”) shall be delivered, in each of the above cases, to the holders of remaining Stock Acquisition Rights at the effective time of Restructuring according to the conditions (1) – (10) described below. However, the foregoing shall be on the condition that delivery of stock acquisition rights of the Restructured Company in accordance with the following conditions is stipulated in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share delivery plan.

(1)	Number of stock acquisition rights of the Restructured Company to be delivered

The same number of stock acquisition rights as the number of the remaining Stock Acquisition Rights held by a right holder shall be delivered to that right holder.

(2)	Class of shares of the Restructured Company to be issued or transferred upon exercise of stock acquisition rights

Ordinary shares of the Restructured Company.

(3)	Number of shares of the Restructured Company to be issued or transferred upon exercise of stock acquisition rights

Shall be determined in accordance with 3. (1) above, based on the consideration of conditions for Restructuring and other factors.

(4)	Amount of assets to be contributed upon exercise of Stock Acquisition Rights

The value of assets to be contributed upon the exercise of each Stock Acquisition Right to be issued shall be the post-restructuring exercise price obtained by adjusting the exercise price determined in 3. (2) above, multiplied by the number of shares of the Restructured Company to be issued upon exercise of such Stock Acquisition Rights as determined in accordance with 6. (3) above.

(5)	Period during which Stock Acquisition Rights are exercisable

Shall be from the commencement date of the Exercise Period stipulated in 3. (3) above, or the effective date of Restructuring, whichever is later, to the expiry date of the Exercise Period stipulated in 3. (3) above.

(6)	Matters concerning the share capital and legal capital surplus to be increased when shares are issued upon exercise of Stock Acquisition Rights

Shall be determined in accordance with 3. (4) above

(7)	Restriction on acquisition of Stock Acquisition Rights through transfer

Concerning restrictions on acquisition by transfer, approval by a resolution of the Board of Directors of the Restructured Company (or the General Meeting of Shareholders in the case of a company without a Board of Directors) shall be required.

(8)	Other conditions for the exercise of Stock Acquisition Rights

Shall be determined in accordance with 3. (6) above

(9)	Terms and conditions for acquisition of Stock Acquisition Rights

Shall be determined in accordance with 5 above

(10)	Other conditions shall be determined in accordance with the conditions of the Restructured Company.

7.	Matters concerning certificates for Stock Acquisition Rights

The Company shall not issue certificates for stock acquisition rights.

8.	Others

In the event that revisions to the Companies Act or other laws necessitate the replacement of terms and conditions in these Terms and Conditions or other actions, the Company will take the necessary measures.